UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NEURO-HITECH, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	20-4121393
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 1503, New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.001 par value per share	The NASDAQ Stock Market, LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: _____________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

Explanatory Note

This Registration Statement on Form 8-A of Neuro-Hitech, Inc. (the “Registrant”) supersedes the Registration Statement on Form 8-A of the Registrant previously filed with the Securities and Exchange Commission (the “Commission”) on April 3, 2006. The NASDAQ Stock Market has approved the Registrant’s common stock, $0.001 par value per share (“Common Stock”) for listing and trading on the NASDAQ Capital Market and the Common Stock is expected to begin trading on such market on April 24, 2007. As a result of the listing of the Common Stock on the NASDAQ Capital Market, the Common Stock is hereby registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) rather than Section 12(g) of the Exchange Act.

Item 1. Description of Registrant’s Securities to be Registered.

A complete description of the Common Stock, which is to be registered hereunder, is contained under the caption “Description of Securities” in the Registrant’s Report on Form 8-K, as amended, filed initially with the Commission on January 30, 2006. Such description is hereby incorporated by reference, except with respect to the number of shares of the Registrant’s securities which are outstanding. As of April 10, 2007, the Registrant had outstanding 12,333,537 shares of its Common Stock. Immediately prior to the trading of the Registrant’s Common Stock on the NASDAQ Capital Market, no shares of Class A Common Stock will be issued and outstanding.

Item 2.  Exhibits

Exhibit No.	Description	Location
3.1	Certificate of Incorporation of Neurotech Pharmaceuticals, Inc.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 23, 2006
3.2	Certificate of Merger of Marco Acquisition I, Inc. with and into Marco Hi-Tech JV Ltd.	Incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K filed on January 30, 2006
3.3	Certificate of Merger of Marco Acquisition I, Inc. with and into Marco Hi-Tech JV Ltd.	Incorporated by reference to Exhibit 3.6 to the Registrant’s Current Report on Form 8-K filed on January 30, 2006
3.4	Certificate of Amendment of Certificate of Incorporation of Neurotech Pharmaceuticals, Inc., changing name to Neuro-Hitech Pharmaceuticals, Inc.	Incorporated by reference to Exhibit 3.7 to the Registrant’s Current Report on Form 8-K filed on January 30, 2006
3.5	Certificate of Ownership and Merger changing name to Neuro-Hitech, Inc.	Incorporated by reference Exhibit 3.1 to the Registrant’s Current Report on 8-K filed on August 11, 2006
3.6	By-laws of Registrant	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on January 23, 2006

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NEURO-HITECH, INC. (Registrant)

Date: April 23, 2007	/s/ David Barrett

David Barrett Chief Financial Officer